Exhibit 8.3

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

November 25, 2013

To: BITAUTO HOLDINGS LIMITED

New Century Hotel Office Tower, 6/F,

No. 6 South Capital Stadium Road,

Beijing, 100044, the People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to Bitauto Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the offering (the “Offering”) of American depositary shares (“Offered ADSs”), each ADSs representing one ordinary shares of the Company (the “Ordinary Shares”), by the Company as described in the Company’s registration statement on the Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s supplemental listing of the Offered ADSs on the New York Stock Exchange. We have been requested to give this opinion on the PRC Companies (as defined below).

A. Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Group Companies and such other documents, corporate records and certificates issued by the Government Agencies in the PRC (collectively the “Documents”).

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In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	Each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(iv)	All Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“Government Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(b)	“Group Companies” means the Company and the PRC Companies;

(c)	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

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(d)	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion;

(e)	“PRC Companies” means the PRC Subsidiary and the PRC Operating Entities;

(f)	“PRC Operating Entities” means Beijing C&I Advertising Company Limited ( , “C&I”), Beijing Bitauto Information Technology Company Limited ( , “BBIT”), Beijing Easy Auto Media Co., Ltd. ( , “BEAM”), Beijing Brainstorm Advertising Company Limited ( ), Beijing New Line Advertising Company Limited ( ), Beijing Bitauto Interactive Advertising Company Limited ( ), Beijing You Jie Information Company Limited ( ), Beijing Taoche Information Technology Company Limited ( ), Beijing BitOne Technology Company Limited ( ), Beijing Bit EP Information Technology Company Limited ( ), Beijing Bitcar Interactive Information Technology Company Limited ( );

(g)	“PRC Subsidiary” means Beijing Bitauto Internet Information Company Limited ( );

(h)	“Prospectuses” has the meaning as defined in the Underwriting Agreement, as amended (the “Final Prospectus”);

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion as of the date hereof that:

1.	The statements in the Registration Statement and the Prospectuses under “Taxation” to the extent such statements describe or summarize PRC legal or regulatory matters referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, are true and accurate in all material respects, and fairly present and summarize the PRC legal and regulatory matters referred to therein, and such statements do not contain untrue statements of a material fact, and do not omit to state any material fact necessary to make the statements not misleading.

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Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement except as provided in the above opinions, nothing has come to our attention that causes us to believe that (a) any part of the Registration Statement or any further amendment thereto prior to the date hereof (other than the financial statements and related schedules therein, as to which we express no opinion), when such part or amendment became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) the General Disclosure Package (as defined in the Underwriting Agreement) (other than the financial statements and related schedules therein, as to which we express no opinion), as of the Applicable Time (as defined therein) and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (c) the Final Prospectus (other than the financial statements and related schedules herein, as to which we express no opinion), as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) any judicial or administrative actions affecting creditors’ rights generally.

iv.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially misunderstanding, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, the calculation of damages, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

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v.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of certain contracts are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

vi.	We have not undertaken any independent investigation or verification with any Government Authorities or third parties to determine the existence or absence of any fact. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and the PRC government officials.

vii.	This opinion is intended to be used in the context which is specifically referred to herein.

viii.	As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

This opinion is rendered at the request of and solely for the benefit of Bitauto Holdings Limited in connection with the above matters. Without our prior written consent, this opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ HAN KUN LAW OFFICES

HAN KUN LAW OFFICES

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